Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)

Suite 300, 1055 West Hastings Street

Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

April 21, 2006

Item 3

News Release

A press release was issued on April 21, 2006, at Vancouver, B.C.

Item 4

Summary of Material Change

Buffalo shares have been listed for trading on the NASDAQ Over The Counter Bulletin Board under the symbol BYBUF.  Buffalo is pleased that its shares will trade in the United States, as it will offer the Company a larger breadth of investment coverage.

Source Capital Group, Inc. (“Source”) assisted Buffalo Gold in obtaining its listing on the NASDAQ Over The Counter Bulletin Board, and is currently Buffalo’s primary market maker for the trading of its shares on the OTC-BB.  Source is a Westport, Connecticut based broker/dealer with offices located throughout the U.S.  It provides investment banking services to small cap and middle market firms, and complete brokerage services for both individuals and institutions.

Item 5

Full Description of Material Change

Buffalo shares have been listed for trading on the NASDAQ Over The Counter Bulletin Board under the symbol BYBUF.  Buffalo is pleased that its shares will trade in the United States, as it will offer the Company a larger breadth of investment coverage.

Source Capital Group, Inc. (“Source”) assisted Buffalo Gold in obtaining its listing on the NASDAQ Over The Counter Bulletin Board, and is currently Buffalo’s primary market maker for the trading of its shares on the OTC-BB.  Source is a Westport, Connecticut based broker/dealer with offices located throughout the U.S.  It provides investment banking services to small cap and middle market firms, and complete brokerage services for both individuals and institutions.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

April 24, 2006

BUFFALO GOLD LTD.

Per:  Damien Reynolds

_______________________

Damien Reynolds,

Chairman of the Board of Directors